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SUPPLEMENT DATED NOVEMBER 17, 1998 TO PROSPECTUS SUPPLEMENT
DATED NOVEMBER 9, 1998
(TO PROSPECTUS DATED SEPTEMBER 3, 1998)


                              US $1,000,000,000

                      TOYOTA MOTOR CREDIT CORPORATION

                            5.625% NOTES DUE 2003


     The following information modifies, supplements and supersedes the information contained in the accompanying Prospectus Supplement dated November 9, 1998 ("Prospectus Supplement") to Prospectus dated September 3, 1998 to comply with the requirements of the Luxembourg Stock Exchange:

1. Footnote 4 is hereby added to the section of the Prospectus Supplement entitled "Capitalization" on page S-6 therein as follows:

    "(4) There has been no material change in the capitalization table set forth above, except for the addition to 'Total debt' of the Notes offered hereby."

2. An application has been made to the list the Notes on the Luxembourg Stock Exchange.

3. Chase Manhattan Bank Luxembourg S.A., 5 Rue Plaetis, L-2338, Luxembourg, has been appointed to act, in the event Definitive Notes are issued, as transfer agent in Luxembourg in relation to such Definitive Notes. TMCC will maintain a transfer agent in Luxembourg in relation to such Definitive Notes for so long as any of such Notes are listed on the Luxembourg Stock Exchange. Any modification to the transfer agent shall be published in a leading daily newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT).

4. The Notes will be limited to US $1,000,000,000 aggregate principal amount and will mature at par on November 13, 2003.